Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2015 RESULTS AND
DECLARES FOURTH QUARTER 2015 DIVIDEND

Boston, Massachusetts, November 3, 2015.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2015 results.  Net income for the quarter ended September 30, 2015 was $12.0 million, or $0.80 per diluted share, compared to net income of $15.4 million, or $1.03 per diluted share, for the comparable 2014 period.  Net loss for the nine months ended September 30, 2015 was $24.1 million, or $1.62 per diluted share, compared to net income of $49.0 million, or $3.21 per diluted share, for the comparable 2014 period.  Safety’s book value per share decreased to $42.70 at September 30, 2015 from $47.19 at December 31, 2014.  Safety paid $0.70 per share in dividends to investors during the quarters ended September 30, 2015 and September 30, 2014.  Safety paid $2.60 per share in dividends to investors during the year ended December 31, 2014.

Direct written premiums for the quarter ended September 30,  2015 increased  by $7.0 million, or 3.5%, to $204.4 million from $197.4 million for the comparable 2014 period. Direct written premiums for the nine months ended September 30, 2015 increased by $15.0 million, or 2.5%, to $612.4 million from $597.3 million for the comparable 2014 period. The 2015 increase occurred primarily in our commercial automobile and homeowners lines of business, which experienced increases in average written premium per exposure of 5.6% and 2.4%, respectively. Written exposures increased in our commercial automobile and our homeowners lines of business by 5.5% and 3.2%, respectively.

Net written premiums for the quarter ended September 30, 2015 increased by $5.4 million, or 2.9%, to $194.2 million from $188.8 million for the comparable 2014 period. Net written premiums for the nine months ended September 30, 2015 increased by $8.5 million, or 1.5%, to $583.7 million from $575.2 million for the comparable 2014 period.    Net earned premiums for the quarter ended September 30, 2015 increased by $6.3 million, or 3.5%, to $186.6 million from $180.3 million for the comparable 2014 period.  Net earned premiums for the nine months ended September 30, 2015 increased by $17.2 million, or 3.2%, to $551.6 million from $534.4 million for the comparable 2014 period. Net earned premiums increased primarily due to increases in our commercial automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended September 30, 2015 decreased by $0.8 million to $10.0 million compared to $10.8 million for the 2014 period. The decrease in net investment income is a result of a reduction in the fixed maturities balance due to claims paid during 2015.  Net investment income for the nine months ended September 30, 2015 was $30.8 million compared to net investment income of $31.3 million for the comparable 2014 period.   Net effective annualized yield on the investment portfolio for the quarters ended September 30, 2015 and 2014 was 3.3% and 3.6%, respectively.  Net effective annualized yield on the investment portfolio for the nine month periods ended September 30, 2015 and 2014 was 3.4%. The investment portfolio’s duration was 4.2 years at September 30, 2015 and 3.8 years at December 31, 2014.

For the quarter ended September 30, 2015, loss and loss adjustment expenses incurred increased by $9.2 million, or 7.7%, to $128.9 million from $119.7 million for the comparable 2014 period due to $12.5 million of hail storm claims experienced in 2015.  For the nine months ended September 30, 2015, loss and loss adjustment expenses incurred increased by $135.1 million, or 38.7%, to $484.3 million from $349.2 million for the comparable 2014 period due to winter snowfall catastrophe losses previously reported in 2015.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30, 2015 were 69.1%, 28.7%, and 97.8%, respectively, compared to 66.4%, 30.2%, and 96.6%, respectively, for the comparable 2014 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended months ended September 30, 2015 were 87.8%, 28.6%, and 116.4%, respectively, compared to 65.3%, 30.4%, and 95.7%, respectively, for the comparable 2014 period.  Total prior year favorable development included in the pre-tax results for the quarter and nine months ended September 30, 2015 was $7.8 million and $19.8  million, respectively, compared to $9.4 million and $29.3 million, respectively, for the comparable 2014 periods.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.70 per share on the issued and outstanding common stock, payable on December 15, 2015 to shareholders of record at the close of business on December 1, 2015.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2014 Form 10-K with the SEC on March 2, 2015 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,046,663 and $1,102,517)	$1,071,167	$1,135,451
Equity securities, at fair value (cost: $100,704 and $97,910)	103,672	109,153
Other invested assets	15,319	11,657
Total investments	1,190,158	1,256,261
Cash and cash equivalents	43,243	42,455
Accounts receivable, net of allowance for doubtful accounts	193,768	175,532
Receivable for securities sold	795	—
Accrued investment income	9,394	10,295
Taxes recoverable	23,929	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	42,092	6,267
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	74,078	61,245
Ceded unearned premiums	22,214	19,638
Deferred policy acquisition costs	72,976	67,329
Deferred income taxes	4,298	—
Equity and deposits in pools	28,993	23,159
Other assets	13,717	13,538
Total assets	$1,719,655	$1,675,719

Liabilities
Loss and loss adjustment expense reserves	$553,329	$482,012
Unearned premium reserves	425,009	390,361
Accounts payable and accrued liabilities	43,073	65,863
Payable for securities purchased	4,296	4,591
Payable to reinsurers	26,280	7,653
Deferred income taxes	—	1,614
Taxes payable	—	265
Other liabilities	23,226	15,077
Total liabilities	1,075,213	967,436

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,371,903 and 17,288,728 shares issued	174	173
Additional paid-in capital	178,716	175,583
Accumulated other comprehensive income, net of taxes	17,425	28,715
Retained earnings	531,962	587,647
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	644,442	708,283
Total liabilities and shareholders’ equity	$1,719,655	$1,675,719

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net earned premiums	$186,582	$180,277	$551,593	$534,397
Net investment income	9,950	10,809	30,824	31,291
Earnings from partnership investments	859	—	1,436	—
Net realized (losses) gains on investments	(310)	284	(72)	683
Net impairment losses on investments (a)	(434)	—	(434)	—
Finance and other service income	4,623	4,749	13,564	13,781
Total revenue	201,270	196,119	596,911	580,152

Losses and loss adjustment expenses	128,931	119,742	484,281	349,180
Underwriting, operating and related expenses	53,624	54,378	157,919	162,203
Interest expense	22	22	67	67
Total expenses	182,577	174,142	642,267	511,450

(Loss) income before income taxes	18,693	21,977	(45,356)	68,702
Income tax (credit) expense	6,712	6,541	(21,213)	19,718
Net (loss) income	$11,981	$15,436	$(24,143)	$48,984

(Loss) earnings per weighted average common share:
Basic	$0.80	$1.03	$(1.62)	$3.23
Diluted	$0.80	$1.03	$(1.62)	$3.21

Cash dividends paid per common share	$0.70	$0.70	$2.10	$1.90

Number of shares used in computing (loss) earnings per share:
Basic	14,880,796	14,804,818	14,861,533	15,026,368
Diluted	14,907,672	14,910,177	14,861,533	15,091,844

(a) No portion of the other-than-temporary impairments recognized in the periods were included in other comprehensive income.

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Written Premiums
Direct	$204,381	$197,415	$612,360	$597,326
Assumed	7,205	4,861	21,137	19,199
Ceded	(17,386)	(13,525)	(49,830)	(41,349)
Net written premiums	$194,200	$188,751	$583,667	$575,176

Earned Premiums
Direct	$196,533	$188,348	$579,818	$557,359
Assumed	6,430	5,662	19,030	17,845
Ceded	(16,381)	(13,733)	(47,255)	(40,807)
Net earned premiums	$186,582	$180,277	$551,593	$534,397